Exhibit 4.10

This document has been translated for information purposes only; the Chinese text is the only valid document.

Fujian WangGang Dredging Construction Co., Ltd.

Wonder Dredging LLC.

Fujian Xing Gang Port Service Limited

CONTRACT RELATING

TO THE EXCLUSIVE PURCHASE RIGHT OF THE

EQUITY INTEREST

(Unofficial Translation)

Exhibit 4.10

This document has been translated for information purposes only; the Chinese text is the only valid document.

Contract Relating to the Exclusive Purchase Right of the Equity Interest ( the “Agreement”), made the 30th day of June, 2010, in Fuzhou City，Fujian Province，among:

Wonder Dredging LLC. (“Wonder Dredging”), the transferor, whose legal representative is LIN Qing at Suite 1705 of 17th floor, Zhongshan Plaza A, 154 Hudong Road, Fuzhou City, Fujian.

Fujian WangGang Dredging Construction Co., Ltd. (the “WOFE”), the transferee, whose legal representative is LIN Qing at 16th floor, Zhongshan Plaza, 154 Hudong Road, Fuzhou City, Fujian, and

Fujian Xing Gang Port Service Limited (the “Fujian Xing Gang”), who confirms the transfer, whose legal representative is LIN Qing at 17th floor, Zhongshan Plaza A, 154 Hudong Road, Fuzhou City, Fujian.

As used in this Agreement, the WOFE, Wonder Dredging, and Fujian Xing Gang are collectively referred to herein as the “Parties to the Contract”.

WHEREAS,

1.
Fujian Xing Gang is a limited liability company that is invested by a foreign-owned enterprise, duly registered and is validly existing under the laws of the People’s Republic of China (the “PRC”), specializing in dredging port and waterways. Its registered capital is RMB 200,000,000. On June 20, 2010, based on  Fujian Xing Gang’s audited net asset value (“NAV”) as of March 31, 2010, as adjusted for the dividend payment distributed to Wonder Dredging on May 27, 2010, Fujian Xing Gang has a pricing basis of RMB158,597,183, the WOFE invested the equivalent amount RMB158,587,183 in Fujian Xing Gang for its equity interest in Fujian Xing Gang. After the investment by the WOFE, each of Wonder Dredging and WOFE holds a fifty percent (50%) equity interest in Fujian Xing Gang.

Exhibit 4.10

This document has been translated for information purposes only; the Chinese text is the only valid document.

2.
In June 30, 2010 the Parties to  this Agreement entered into the Contracted Management Agreement (“Management Agreement”) which stipulates that Fujian Xing Gang is contracted to the WOFE for management and  the WOFE and/or the seniors officers employed by the WOFE have agreed to  take full charge of the Fujian Xing Gang’s business operations and management during the period of the contracted management.

NOW THEREFORE, the Parties to the Contract hereby agree as follows:

1.  Authorization

1.1
Wonder Dredging hereby irrevocably grants to the WOFE an exclusive right (“Purchase Right”) to purchase part or all of the equity interest held by Wonder Dredging in Fujian Xing Gang (“Equity Interest”).  Accordingly, the WOFE or one or more persons designated by WOFE (the “Designated Person”) are entitled to purchase all or any part of the Equity Interest from Wonder Dredging at any time, provided that the business and operations of Fujian Xing Gang will not be adversely affected by PRC law if the WOFE holds more than a 50% equity interest in Fujian Xing Gang.

1.2	Wonder Dredging promises that other than the WOFE and the Designated Persons, no other party has a right to purchase an equity interest in Fujian Xing Gang.

Exhibit 4.10

This document has been translated for information purposes only; the Chinese text is the only valid document.

2.   Transfer of Purchased Equity Interest

2.1
The Parties to this Agreement agree that the WOFE shall deliver a written notice to purchase the Equity Interest (the “Notice of Purchase Equity Interest”) at any time to Wonder Dredging, provided that the transfer of the Equity Interest will not materially and adversely affect Fujian Xing Gang’s normal business operations. Once the Notice of Purchase Equity Interest has been  delivered, Wonder Dredging agrees to take all requisite action to transfer the valid ownership (the “Transfer Performance”) of the Equity Interest in Fujian Xing Gang to the WOFE and/or the Designated Person in any applicable PRC administration of industry and commerce. Subject to the laws of PRC, Wonder Dredging promises to complete Transfer Performance within ninety (90) days from the date of receiving the Notice of Purchase of Equity Interest. During the Transfer Performance period, the Parties hereto and the Designated Person shall execute all other requisite documents and actions under the laws of PRC, including without limitation, entering into the contracts relating to the transfer of Equity Interest (“Equity Interest Transfer Contract”), holding a shareholders’ meeting and adopting shareholders’ resolutions, amending Fujian Xing Gang’s Constitution, and providing all necessary materials and information, to cause  the WOFE and/or the Designated Person to be the registered owner of the Equity Interest being transferred.

2.2	Every time upon the WOFE’s execution of the Purchase Right, Wonder Dredging shall:

2.2(1)	urge Fujian Xing Gang to convene the shareholders’ meeting, and during the meeting, adopt the resolution to transfer the Equity Interest from Wonder Dredging to the WOFE and/or the Designated Person;

Exhibit 4.10

This document has been translated for information purposes only; the Chinese text is the only valid document.

2.2(2)	upon the stipulations of the Contract and the Notice of Purchase of Equity Interest from the WOFE, enter into Equity Interest Transfer Contract with the WOFE and/or the Designated Person;

2.2(3)
with the WOFE and/or the Designated Person and Fujian Xing Gang, sign or enter into all other requisite contracts or documents, acquire all requisite approvals and consents of the government, unconditionally perform all requisite action to transfer the valid ownership of the Equity Interest to the the WOFE and/or the Designated Person and to cause the WOFE and/or the Designated Person to be the registered owner of the Equity Interest being transferred;

2.2(4)	take such action as required herein in a timely fashion and if an extension of the scheduled time is needed, Wonder Dredging agrees to notify the WOFE without delay.

2.3	When the Equity Interest has been transferred, all the rights and obligations thereunder shall be transferred.

2.4
Wonder Dredging shall take such action as may be necessary to cause Fujian Xing Gang to issue the certificate evidencing the capital contribution within thirty (30) days to the WOFE and/or the Designated Person after the Transfer Performance is completed.

2.5	The WOFE has the right to have Fujian Xing Gang’s accounts and records audited by the auditor.

Exhibit 4.10

This document has been translated for information purposes only; the Chinese text is the only valid document.

3.  The Price of Purchase and the Payment

3.1 Except as may be provided by the laws at that time, the price of the purchased Equity Interest (“Price of Payment”) shall be equivalent to the NAV reflected in the latest quarterly report under US GAAP prior to  the purchase.

3.2 The WOFE and/or the Designated Person shall pay the full Price of Payment by cash or by any other form of payment in accordance with PRC laws to Wonder Dredging pursuant to the Equity Interest Transfer Contract.

4 .. Representations and Warranties

4.1	Representations and Warranties from Wonder Dredging to the WOFE:

4.1(1)
Wonder Dredging is a limited company duly registered and validly existing under the laws of PRC. It has the right and ability to sign and execute and perform this Agreement and any instruments relating to  this Agreement. This Agreement and the related instruments are binding upon Wonder Dredging in accordance with their terms;

4.1 (2)
Wonder Dredging has taken such appropriate and necessary action to authorize the appropriate persons to sign and execute and perform the obligations under this Agreement and has obtained any necessary approvals and authorizations;

4.1(3)
Wonder Dredging has obtained all required consents relating to the execution of this Agreement and the Transfer Performance from such parties as may be necessary, including but not limited to, the creditors of Wonder Dredging and Fujian Xing Gang and any required banks.  The execution and performance of the obligations of Wonder Dredging hereunder do not (i) violate any relevant laws or administrative rules and regulations of PRC; or (ii) breach any contracts entered into by Wonder Dredging with any third party.

Exhibit 4.10

This document has been translated for information purposes only; the Chinese text is the only valid document.

4.1(4)
The Equity Interest has been legally obtained and is beneficially owned by Wonder Dredging without any security interest at the present time or in the future. For this Section to this Agreement, “Security Interest” shall mean any mortgage, pledge or  any other lien on the Equity Interest for the benefit of a third party.

4.2	The WOFE hereby makes the following representations and warrants to Wonder Dredging:

4.2(1)
The WOFE is a limited company duly registered and validly existing under the laws of PRC. It has the right and ability to sign and execute and perform  this Agreement and any instruments relating to this Agreement. This Agreement and related instruments are binding on the WOFE in accordance with their terms.

4.2(2)
The WOFE has taken such appropriate and necessary action to authorize the appropriate persons to sign and execute and perform the obligations under this Agreement and has obtained any necessary approvals and authorizations.

4.3	Wonder Dredging and the WOFE make mutual representations and warranties that all the representations and warranties between them are authentic and accurate.

5. Wonder Dredging and Fujian Xing Gang make the following representations and warrants to the WOFE:

5.1
Without prior consent by the WOFE, Wonder Dredging shall not, before the Equity Interest has been transferred to the WOFE and/or the Designated Person, transfer, mortgage, or dispose of the Equity Interest or any interest therein, under any circumstance or take any action which would create any type of lien on it. Wonder Dredging promises not to permit  the board of shareholders or the board of directors of Fujian Xing Gang to adopt any resolutions to transfer, mortgage, pledge the Equity Interest or create a lien on the Equity Interest.

Exhibit 4.10

This document has been translated for information purposes only; the Chinese text is the only valid document.

5.2
Without prior written consent of the WOFE, Wonder Dredging and Fujian Xing Gang promise not to cause Fujian Xing Gang’s business scope to be changed or cause Fujian Xing Gang to be liquidated, terminated or dissolved.

5.3	Without the prior written consent of the WOFE, Wonder Dredging and Fujian Xing Gang promise not to change the Constitution of Fujian Xing Gang in any manner whatsoever.

5.4
Without the prior written consent of the WOFE, Wonder Dredging and Fujian Xing Gang promise not to increase or decrease Fujian Xing Gang’s registered capital or change the proportion of equity interest in Fujian Xing Gang or change the form of capital contributions.

5.5
Following proper finance and business standards and traditions, Wonder Dredging and Fujian Xing Gang promise to maintain the existence of the Fujian Xing Gang, prudently and effectively operate the business of Fujian Xing Gang under the management of the WOFE in accordance with the terms of the Management Agreement;

5.6
Without prior written consent  of the WOFE, from the signing date of this Contract, Wonder Dredging and Fujian Xing Gang promise not, at any time, to adopt any resolutions in shareholders’ meeting to approve to sell, transfer, mortgage or dispose the Equity Interest in any manner whatsoever, or approve the grant of any other lien on it, unless otherwise directed or authorized by the WOFE in accordance with the terms of the Management Agreement;

Exhibit 4.10

This document has been translated for information purposes only; the Chinese text is the only valid document.

5.7
In addition to the rights granted to the WOFE under the Power of Attorney, if requested by WOFE, Wonder Dredging agrees to appoint the persons nominated by the WOFE to act as all the directors of Fujian Xing Gang and cause the board of directors of Fujian Xing Gang to appoint the persons nominated by the WOFE to act as the general manager, chief finance controller and other supervisors of Fujian Xing Gang, who will perform all their responsibilities pursuant to Companies Law of PRC and the Constitution of Fujian Xing Gang.

5.8	Fujian Xing Gang agrees that Wonder Dredging, upon the stipulations in this Contract, shall transfer the Equity Interest to the WOFE or the Designated Person.

5.9
Wonder Dredging irrevocably agrees to delegate the voting and any other power as the holder of Equity Interest in Fujian Xing Gang to the WOFE or the Designated Person, and in furtherance thereof will execute such documents as may be necessary to effectuate the foregoing including but not limited to the execution of a power of attorney.

5.10
Wonder Dredging agrees not to allow Fujian Xing Gang to commence any litigation or arbitration without the WOFE’s prior written consent and not to settle any disputes through negotiations in any litigation or arbitration without the WOFE’s prior written consent.

5.11
Wonder Dredging agrees to contribute to Fujian Xing Gang the full amount of the Price of Payment received by it pursuant to the terms of this Agreement. Wonder Dredging agrees that it will pay all taxes, costs and expenses related to the thereto.

5.12
Wonder Dredging agrees that, as of the date of entering into  this Agreement, all funds received by Wonder Dredging from Fujian Xing Gang shall be distributed to the WOFE. Any and all the dividends declared by Fujian Xing Gang belong to the WOFE.

Exhibit 4.10

This document has been translated for information purposes only; the Chinese text is the only valid document.

5.13	Without prior written consent by the WOFE, Fujian Xing Gang shall not sell, assign, gift, mortgage or dispose of its assets in any manner whatsoever to Wonder Dredging.

5.14
Without prior written consent by WOFE, Fujian Xing Gang shall not (i) terminate the Management Agreement, or this Agreement (“Two Agreements”), or (ii) enter into any other agreement which will adversely affect the performance of the Two Agreements.

5.15	Without prior written consent from the WOFE, Fujian Xing Gang shall not borrow from any other party or secure the debt for the benefit of a third party.

5.16	Without prior written consent from the WOFE, Fujian Xing Gang shall not take part in a merger or acquisition transaction with any enterprise or person.

5.17	Without prior written consent from the WOFE, Fujian Xing Gang shall not transfer its assets to the account of any other enterprise or person.

5.18	Without prior written consent from the WOFE, Fujian Xing Gang shall not take any actions to assist in the transfer of the equity interest held by Wonder Dredging.

5.19	Without prior written consent from the WOFE, Fujian Xing Gang shall not waive the rights to any credit or any profit.

6. Force Majeure

6.1
No party shall be liable if it is delayed or prevented from performing its obligation under this Agreement by Force Majeure. Force Majeure means acts of nature, fire, earthquake, war and political turmoil, and any other event that is beyond the party’s reasonable control and cannot be prevented with reasonable care.

Exhibit 4.10

This document has been translated for information purposes only; the Chinese text is the only valid document.

6.2
When an event of Force Majeure arises, the affected party shall inform the other parties within 15 business days. The affected party who does not perform the obligations under this Agreement shall be responsible for any damage caused by failure of informing other parties. After an event of Force Majeure is removed, the affected party shall resume performance of this Agreement with its best efforts.

7. Term

7.1
This Agreement shall be effective when it is entered into, with an initial term of 20 years unless it is terminated earlier pursuant to the terms herein. During the term of this Agreement the WOFE can, at any time, purchase from Wonder Dredging the Equity Interest, and this Agreement shall terminate when the Transfer Performance of all the Equity Interest is completed. The initial term of this Agreement shall be continuously extended for consecutive additional 20 year periods in the event that the entire Equity Interest is not purchased by the WOFE or the Designated Person prior to the expiration of the term.

8. Particular Stipulations

8.1	Without the prior written consent of WOFE, Wonder Dredging shall not assign its rights and obligations hereunder to any person.

8.2	The WOFE has the right to assign its rights and obligations to this Agreement.

8.3	This Agreement shall bind and benefit the successors of Wonder Dredging

9. Governing laws and settlement of the disputes

9.1	The execution, validity, performance, interpretation and settlement of disputes shall be governed by PRC laws.

Exhibit 4.10

This document has been translated for information purposes only; the Chinese text is the only valid document.

9.2
If any disputes arise out of performance of this Agreement, the Parties shall first settle such disputes through friendly negotiations. Should such dispute fail to be settled through negotiation within 20 days after the disputes arises, each Party may submit such dispute to the court with jurisdiction.

10. Miscellaneous Provisions

10.1
The Parties to this Agreement agree that all the business materials related to this Agreement and the Management Agreement are confidential and should not be disclosed to a third party unless the disclosure of materials is required by the PRC laws or administration rules and regulations or by supervising authority.  Notwithstanding the foregoing, the Parties acknowledge that this Agreement can be filed with the Securities and Exchange Commission in the United States.

10.2
Notices or other communications required to be delivered by any party pursuant to this Agreement shall be written. Any party should inform the other parties if its address, contact number or fax number has been changed. If a Party fails to inform the other Parties of its contact information, the notice shall deemed to be duly served when it is delivered to the prior address or fax number known by other Parties.

10.3
Should all or any part of any provision hereof be held void by the court with jurisdiction or the relevant authority, then such part of the provision shall be deemed to have been deleted; provided that, such deletion shall in no way affect the legal force of any other part of the provision or any other provision hereof.

10.4	The amendments (if any) duly executed by the Parties shall be part of this Agreement and shall have the same legal effect as this Agreement.

Exhibit 4.10

This document has been translated for information purposes only; the Chinese text is the only valid document.

10.5	This Agreement is made in six (6) originals, in Chinese, of which each Party shall hold two. Each original has the same validity.

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[Page for signatures]

Wonder Dredging Engineering LLC. /seal/
By	/s/ Qing Lin
Name: Qing Lin
Title:

Fujian Wangang Dredging Construction Co., Ltd. /seal/
By	/s/ Bing Lin
Name: Bing Lin
Title:

Exhibit 4.10

This document has been translated for information purposes only; the Chinese text is the only valid document.

Fujian Xing Gang Port Service Limited /seal/
By	/s/ Qing Lin
Name: Qing Lin
Title: